As filed with the Securities and Exchange Commission on August 17, 2004.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EAGLE FINANCIAL SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	54-1601306 (I.R.S. Employer Identification No.)

2 East Main Street

Berryville, Virginia  22611

 (Address of Principal Executive Offices)  (Zip Code)

__________________

EAGLE FINANCIAL SERVICES, INC.

STOCK INCENTIVE PLAN

(Full Title of the Plan)

John R. Milleson

President and Chief Executive Officer

Eagle Financial Services, Inc.

2 East Main Street

Berryville, Virginia  22611

 (540) 955-2510

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

___________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $2.50 per share	150,000	$43.475	$6,521,250	$827

(1)

The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)

Pursuant to Rule 457(h), the registration fee is based on the average of the bid ($43.20) and ask ($43.75) prices of the Common Stock as reported on the Over the Counter Bulletin Board on August 16, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof to the extent that such documents are considered filed with the Commission:

(1)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Form 10-K”);

(2)

the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on April 21, 2004 that have been incorporated by reference into the Form 10-K;

(3)

the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

(4)

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on April 29, 1992, File No. 0-20146.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Registrant or its subsidiaries requiring disclosure herein.

Item 6.

Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made by the board of directors that such standard has been met.  In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances.  In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit.  Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.  Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law.  In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1

Articles of Incorporation of the Registrant (restated in electronic format only as of June 30, 1999), incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2004.

4.2

Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4, Registration No. 333-43681.

4.3

Eagle Financial Services, Inc. Stock Incentive Plan.*

5.1

Opinion of Williams Mullen.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).*

23.2

Consent of Yount, Hyde & Barbour, P.C.*

24.1

Powers of Attorney (included on Signature Page).*

____________

*Filed herewith

Item 9.

Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clarke County, Commonwealth of Virginia, on this 17th day of August, 2004.

EAGLE FINANCIAL SERVICES, INC.

By:

/s/ John R. Milleson

John R. Milleson

President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints John R. Milleson and James W. McCarty, Jr., each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John R. Milleson John R. Milleson	President and Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2004
/s/ James W. McCarty, Jr. James W. McCarty, Jr.	Vice President, Chief Financial Officer and Secretary-Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2004
/s/ John D. Hardesty John D. Hardesty	Chairman of the Board of Directors	August 17, 2004

/s/ Lewis M. Ewing Lewis M. Ewing	Director	August 17, 2004
Thomas T. Byrd	Director	August 17, 2004
/s/ Thomas T. Gilpin Thomas T. Gilpin	Director	August 17, 2004
/s/ Mary Bruce Glaize Mary Bruce Glaize	Director	August 17, 2004
/s/ Robert W. Smalley, Jr. Robert W. Smalley, Jr.	Director	August 17, 2004
Randall G. Vinson	Director	August 17, 2004
/s/ James T. Vickers James T. Vickers	Director	August 17, 2004
/s/ James R. Wilkins, Jr. James R. Wilkins, Jr.	Director	August 17, 2004

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

______________________

Exhibit

Number

Description of Exhibit

4.1

Articles of Incorporation of the Registrant (restated in electronic format only as of June 30, 1999), incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2004.

4.2

Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4, Registration No. 333-43681.

4.3

Eagle Financial Services, Inc. Stock Incentive Plan.*

5.1

Opinion of Williams Mullen.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).*

23.2

Consent of Yount, Hyde & Barbour, P.C.*

24.1

Powers of Attorney (included on Signature Page).*

____________

*Filed herewith